Joint Filer Information

Names:	DRW Commodities, LLC DRW Holdings, LLC

Address:	DRW Commodities, LLC DRW Holdings, LLC 540 W. Madison Street, Suite 2500 Chicago, Illinois 60661

Designated Filer:	Donald R. Wilson, Jr.

Issuer and Ticker Symbol:	SCG Financial Acquisition Corp. [SCGQ]

Date of Event Requiring Filing Of This Statement:	February 8, 2013

Each of the undersigned, DRW Commodities, LLC and DRW Holdings, LLC, is jointly filing the attached Statement of Changes in Beneficial Ownership of Securities on Form 4 with Donald R. Wilson, Jr. with respect to the beneficial ownership of securities of SCG Financial Acquisition Corp.

Signatures:

DRW COMMODITIES, LLC

By:        /s/ Donald R. Wilson, Jr.
Name:  Donald R. Wilson, Jr.
Title:    Manager

DRW HOLDINGS, LLC

By:       /s/ Donald R. Wilson, Jr.
Name:  Donald R. Wilson, Jr.
Title:    Manager